                                                                    EXHIBIT 10.3


                            ASSET PURCHASE AGREEMENT




                                    Between




                             CHIQUOLA FABRICS, LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY
                                    "BUYER"





                       JPS CONVERTER & INDUSTRIAL CORP.,
                             A DELAWARE CORPORATION
                                   "COMPANY"





                            JPS TEXTILE GROUP, INC.,
                            A DELAWARE CORPORATION,
                      THE SOLE SHAREHOLDER OF THE COMPANY





                      REGARDING THE SALE OF THE COMPANY'S
                       COTTON COMMERCIAL PRODUCTS SEGMENT
                  AND THE BORDEN PLANT IN KINGSPORT, TENNESSEE





                           DATED AS OF JUNE 24, 1999

                            ASSET PURCHASE AGREEMENT
                               TABLE OF CONTENTS


1.       PURCHASE AND SALE OF ASSETS..........................................................................   1
         1.1          Definition of "Business"................................................................   1
         1.2          Assets to be Transferred................................................................   2
         1.3          Excluded Assets.........................................................................   3

2.       ASSUMPTION OF LIABILITIES............................................................................   4
         2.1          Liabilities to be Assumed...............................................................   4
         2.2          Liabilities Not to be Assumed...........................................................   5

3.       PURCHASE PRICE -PAYMENT..............................................................................   6
         3.1          Purchase Price..........................................................................   6
         3.2          Illustration of Purchase Price Calculation Methodology..................................   6
         3.3          Payment of Purchase Price...............................................................   6
         3.4          Determination of Net Asset Value........................................................   7
         3.5          Prorations..............................................................................   9
         3.6          Other Payments and Adjustments..........................................................   9
         3.7          Allocation of Purchase Price............................................................  10

4.       REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER............................................  10
         4.1          Corporate...............................................................................  10
         4.2          Authority...............................................................................  11
         4.3          No Violation............................................................................  11
         4.4          Financial Statements....................................................................  11
         4.5          Tax Matters.............................................................................  12
         4.6          Inventory...............................................................................  12
         4.7          Absence of Certain Changes..............................................................  12
         4.8          Absence of Undisclosed Liabilities......................................................  13
         4.9          No Litigation...........................................................................  14
         4.10         Compliance With Laws and Orders.........................................................  14
         4.11         Title to and Condition of Properties....................................................  16
         4.12         Insurance...............................................................................  17
         4.13         Contracts and Commitments...............................................................  18
         4.14         Labor Matters...........................................................................  19
         4.15         Employee Benefit Plans..................................................................  19
         4.16         Employment Compensation.................................................................  21
         4.17         Trade Rights............................................................................  21
         4.18         Major Customers and Suppliers...........................................................  21
         4.19         Product Warranty and Product Liability..................................................  22
         4.20         Affiliates' Relationships to Company....................................................  22
         4.21         No Brokers or Finders...................................................................  22
         4.22         Year 2000...............................................................................  22
         4.23         Disclosure..............................................................................  23

5.       REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................  23
         5.1          Corporate...............................................................................  23
         5.2          Authority...............................................................................  23
         5.3          No Brokers or Finders...................................................................  23
         5.4          No Violation............................................................................  23
         5.5          No Litigation...........................................................................  24
         5.6          Disclosure..............................................................................  24

6.       EMPLOYEES -EMPLOYEE BENEFITS.........................................................................  24
         6.1          Affected Employees......................................................................  24
         6.2          Retained Responsibilities...............................................................  24
         6.3          Payroll Tax.............................................................................  25
         6.4          Termination Benefits....................................................................  25
         6.5          Employee Benefit Plans..................................................................  25
         6.6          Comparable Benefits.....................................................................  25

7.       OTHER MATTERS........................................................................................  25
         7.1          Title Insurance.........................................................................  25
         7.2          Surveys.................................................................................  26
         7.3          Environmental Audits....................................................................  26
         7.4          Noncompetition; Confidentiality.........................................................  26
         7.5          Use of Name.............................................................................  28
         7.6          Sales Tax Matters.......................................................................  28
         7.7          Unemployment Compensation...............................................................  28
         7.8          Access to Information and Records.......................................................  28
         7.9          Bulk Sales Compliance...................................................................  29
         7.10         Company's Bill and Hold Inventory.......................................................  29
         7.11         General Administrative Services.........................................................  29
         7.12         Software................................................................................  29

8.       FURTHER COVENANTS OF COMPANY.........................................................................  30
         8.1          Conduct of Business Pending the Closing.................................................  30
         8.2          Consents................................................................................  31
         8.3          Other Action............................................................................  31
         8.4          Disclosure..............................................................................  31

9.       FURTHER COVENANTS OF THE BUYER.......................................................................  31
         9.1          Assistance with Accounts Receivable.....................................................  31
         9.2          Financial Records.......................................................................  31
         9.3          No Distributions........................................................................  31

10.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..........................................................  32
         10.1         Representations and Warranties True on the Closing Date.................................  32
         10.2         Compliance With Agreement...............................................................  32
         10.3         Absence of Litigation...................................................................  32
         10.4         Consents and Approvals..................................................................  32
         10.5         Title Insurance.........................................................................  33

         10.6         Estoppel Certificates...................................................................  33
         10.7         Section 1445 Affidavit..................................................................  33
         10.8         Environmental Audit.....................................................................  33
         10.9         Financing...............................................................................  33
         10.10        Due Diligence Investigation.............................................................  33

11.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS........................................................  34
         11.1         Representations and Warranties True on the Closing Date.................................  34
         11.2         Compliance With Agreement...............................................................  34
         11.3         Absence of Litigation...................................................................  34
         11.4         Satisfaction with Buyer's Financial Condition...........................................

12.      INDEMNIFICATION......................................................................................  34
         12.1         By Company and Shareholder..............................................................  34
         12.2         By Buyer................................................................................  35
         12.3         Indemnification of Third-Party Claims...................................................  35
         12.4         Payment.................................................................................  36
         12.5         Indemnification for Environmental Matters...............................................  36
         12.6         Limitations on Indemnification..........................................................  37
         12.7         No Waiver...............................................................................  38

13.      CLOSING      ........................................................................................  38
         13.1         Documents to be Delivered by Company....................................................  38
         13.2         Documents to be Delivered by Buyer......................................................  39

14.      TERMINATION..........................................................................................  40
         14.1         Right of Termination Without Breach.....................................................  40
         14.2         Termination for Breach..................................................................  40

15.      RESOLUTION OF DISPUTES...............................................................................  41
         15.1         Arbitration.............................................................................  41
         15.2         Arbitrators.............................................................................  41
         15.3         Procedures; No Appeal...................................................................  41
         15.4         Authority...............................................................................  41
         15.5         Entry of Judgment.......................................................................  42
         15.6         Confidentiality.........................................................................  42
         15.7         Continued Performance...................................................................  42
         15.8         Tolling.................................................................................  42

16.      MISCELLANEOUS........................................................................................  42
         16.1         Disclosure Schedule.....................................................................  42
         16.2         Further Assurance.......................................................................  42
         16.3         Disclosures and Announcements...........................................................  43
         16.4         Assignment; Parties in Interest.........................................................  43
         16.5         Law Governing Agreement.................................................................  43
         16.6         Amendment and Modification..............................................................  43
         16.7         Notice..................................................................................  43

         16.8         Expenses................................................................................  45
         16.9         Entire Agreement........................................................................  46
         16.10        Counterparts............................................................................  46
         16.11        Headings................................................................................  46
         16.12        Glossary of Terms.......................................................................  46

                              DISCLOSURE SCHEDULES


Schedule 1.2(a)                     -       Owned Real Property
Schedule 1.2(b)                     -       Leased Real Property
Schedule 1.2(e)                     -       Personal Property Leases
Schedule 1.1(a)                     -       Contracts
Schedule 2.1(a)                     -       Assumed Contracts (Not Otherwise Scheduled)
Schedule 3.2                                Methodology for Purchase Price Calculation
Schedule 3.4(a)                             Accounting Policies
Schedule 3.6                                Accounting Policies Relating to Accruals for Vacation
                                            Pay, Etc.
Schedule 3.7                        -       Purchase Price Allocation
Schedule 4.1(c)                     -       Foreign Corporation Qualification
Schedule 4.3                        -       Violation, Conflict, Default
Schedule 4.4(a)                     -       Company Financial Statements
Schedule 4.4(b)                     -       Business Financial Statements
Schedule 4.6.                       -       Inventory Off Premises
Schedule 4.7.                       -       Certain Changes
Schedule 4.8.                       -       Off-Balance Sheet Liabilities
Schedule 4.9.                       -       Litigation Matters
Schedule 4.10(a)                    -       Non-Compliance with Laws
Schedule 4.10(b)                    -       Licenses and Permits
Schedule 4.10(c)                    -       Environmental Matters (Exceptions to Representations)
Schedule 4.11(a)(i)                 -       Pre-Closing Liens
Schedule 4.11(a)(ii)                -       Post-Closing Liens
Schedule 4.12.                      -       Insurance
Schedule 4.13(d)                            Sales Commitments
Schedule 4.13(f)                    -       Collective Bargaining Agreements
Schedule 4.13(i)                    -       Material Contracts
Schedule 4.14.                      -       Labor Matters
Schedule 4.15(a)                    -       Employee Plans/Agreements
Schedule 4.16.                      -       Employment Compensation
Schedule 4.17.                      -       Trade Rights
Schedule 4.18(a)                    -       Major Customers
Schedule 4.18(b)                    -       Major Suppliers
Schedule 4.18(c)                    -       Dealers and Distributors
Schedule 4.19.                      -       Product Warranty, Warranty Expense and Liability Claims
Schedule 4.20(a)                    -       Contracts with Affiliates
Schedule 6.1                                Affected Employees
Schedule 6.4                                Severance Policy
Schedule 7.11                       -       General Administrative Services

                            ASSET PURCHASE AGREEMENT

           ASSET PURCHASE AGREEMENT (this "Agreement") dated June 24, 1999, by and among Chiquola Fabrics, LLC, a Delaware limited liability company ("Buyer"), JPS Converter and Industrial Corp., a Delaware corporation ("Company") and JPS Textile Group, Inc., a Delaware corporation
("Shareholder").

                                    RECITALS

           A. The Company, through its "Cotton Commercial Products Segment," manufactures predominantly lightweight 100% cotton fabrics, polyester/cotton blended fabrics and fabrics containing textured, continuous filament fillings for industrial-end use, which products are sold primarily to the apparel/pocketing, tapes, bookcloth, general industrial and high-pressure laminate end-use markets (collectively, the "Cotton Commercial Products Segment").

           B. The Company conducts the Business at a manufacturing plant and related facilities located on approximately 35 acres in Kingsport, Tennessee, which is sometimes referred to as the "Borden Plant" (the "Facilities").

           C. The Shareholder directly or indirectly owns all the outstanding Stock of the Company.

           D. The Buyer is a newly-formed Delaware limited liability company.

           E. Buyer desires to purchase from Company, and Company desires to sell, and Shareholder desires to cause the Company to sell to Buyer, the business and substantially all of the property and assets of the Company's Cotton Commercial Products Segment and the Facilities, as set forth herein.

           NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.   PURCHASE AND SALE OF ASSETS

     1.1   Definition of "Business".

           As used herein, "Business" shall mean the manufacture, production, marketing, distribution, exploitation, sale and related research and development by Company and its affiliates of the Cotton Commercial Products Segment. Such term shall include, without limitation and except as otherwise specifically provided herein, all operations carried on by or primarily related to products associated with the Cotton Commercial Products Segment which includes all products manufactured by, and all assets located at, the Facilities on the date hereof. Where the context allows, the term "Business" shall also mean the Company insofar as the operation of the Business, as above defined, is concerned.

         1.2      Assets to be Transferred.

                  Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Company, used, held for use or acquired or developed for use in the Business, or developed in the course of conducting the Business by persons employed in the Business (collectively the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, all the following assets or rights of the Company related to the Business, to the extent so used, held, acquired or developed solely for the Business, except for the Excluded Assets as set forth in Section 1.3 hereof:

                  (a) Owned Real Property. All of the real property, including fixtures, buildings, improvements and all appurtenant rights, owned by Company described on Schedule 1.2(a) (the "Owned Real Property").

                  (b) Leased Real Property. All of the leases of real property with respect to real property leased by Company (the "Real Property Leases") described on Schedule 1.2(b) with respect to the real property described thereon (the "Leased Real Property").

                  (c) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture and all other personal property used solely in the Business and not included in inventory (other than personal property leased pursuant to Personal Property Leases as hereinafter defined).

                  (d) Inventory. All inventories of raw materials, work-in-process and finished goods (including all such in transit) and miscellaneous inventory on the Closing Date, together with related packaging materials relating solely to the Business (collectively the "Inventory").

                  (e) Personal Property Leases. All leases of machinery, equipment, vehicles, furniture and other personal property leased by Company (the "Personal Property Leases") described in Schedule 1.2(e).

                  (f) Trade Rights. All the Company's interest in the trade name "Borden Plant" and "Borden Brand" and related "Borden" trademarks and service marks. Notwithstanding the foregoing, Company makes no representations or warranties regarding its legal rights or claims to the "Borden" name.

                  (g) Contracts. All the Company's rights in, to and under Company's vendor and customer supply agreements, including cotton agreements which are specifically identified, and up to the amount identified in Schedule 1.1(a), purchase orders, sales agreements or sales orders relating solely to the Business (hereinafter "Contracts"). To the extent that any Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their reasonable, good faith efforts to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to
         Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder. Nothing herein shall be deemed to require Company to make any payments to obtain consents or approval from any third party to the assignment by the Company to Buyer.

                  (h) Computer Software. All computer source codes, programs and other software, including all machine readable code, printed listings of code, documentation and related property and information of Company, contingent upon Buyer negotiating, funding and making satisfactory licensing arrangements with software providers; provided Company shall not be responsible for the maintenance of such software, provided Company makes no representations or warranties regarding Year 2000 readiness or system performance.

                  (i) Records and Files. All records, files, invoices, customer lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data, relating in each case solely to the Business.

                  (j) Licenses; Permits. All licenses, permits and approvals, to the extent transferable, relating solely to the Business.

                  (k) Business Name. The name "Borden Plant," and all rights to use or allow others to use such name, provided Company makes no representation or warranty regarding its rights to such name.

                  (l) General Intangibles. All causes of action arising out of occurrences before or after the Closing, and other intangible rights and assets relating solely to the Business.

         1.3      Excluded Assets.

                  Company shall retain all of its rights, claims and assets not being acquired by Buyer hereunder not described in Section 1.1. Without limiting the generality of the foregoing, and any contrary provisions of
Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of Company:

                  (a) Cash and Cash Equivalents. All cash and cash equivalents, other than petty cash balances at facilities of the Business.

                  (b) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement.

                  (c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such records and may make excerpts therefrom and copies thereof.

                  (d) Notes and Accounts Receivable. Notes, drafts, accounts receivable or other obligations for the payment of money.

                  (e) JPS Name. The name "JPS" and all rights to use or allow others to use such name and all derivations thereof.

                  (f) Insurance Policies. The Company's insurance policies covering the Business and any related pre-paid premiums.

2.       ASSUMPTION OF LIABILITIES

         2.1      Liabilities to be Assumed.

                  As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company (collectively the "Assumed Liabilities"):

                  (a) Certain Contractual Liabilities. Company's Liabilities arising from and after the Closing Date under and pursuant to the following Contracts:

                         (i) All Contracts described in any of Schedules 1.2(b), 1.2(e), and 1.2(g).

                         (ii) Every Contract entered into by Company in the ordinary course of its business which does not involve consideration or other expenditure by Company payable or performable on or after the Closing Date in excess of $10,000 or performance over a period of more than three months.

                  The Contracts described in subsections 2.1(a)(i) and (ii) above are hereinafter collectively described as the "Assumed Contracts" and set forth on Schedule 2.1(a).

                  (b) Liabilities Under Permits and Licenses. Company's Liabilities arising from and after the Closing Date under any permits or licenses listed in Schedule 4.10(b) and assigned to Buyer at the Closing.

                  (c) Liabilities Regarding Transferred Employees. Liabilities assumed by Buyer pursuant to Sections 6.3, 6.4 and 6.6.

         2.2      Liabilities Not to be Assumed.

                  Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities shall be and remain the responsibility of Company. The Company shall pay, and the Shareholder shall cause the Company to pay, all Liabilities not specifically assumed by Buyer. The Company and the Shareholder shall indemnify, defend and hold the Buyer harmless against all costs and expenses (including, without limitation, attorneys' fees, penalties and interest) arising from all Company's Liabilities not specifically assumed by Buyer. Notwithstanding the provisions of Section 2.1, Buyer is not assuming and Company shall not be deemed to have transferred to Buyer the following Liabilities of Company:

                  (a) Taxes Arising from Transaction. Any taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

                  (b) Income and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                  (c) Insured Claims. Any Liability of Company insured against, to the extent such Liability is or will be paid by an insurer.

                  (d) Product Liability. Any Liability of Company arising out of or in any way relating to or resulting from any product manufactured, assembled or sold prior to the Closing Date (including any Liability of Company for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise). The Company shall be responsible for managing and defending product liability claims; provided, however, Buyer shall reasonably and in good faith cooperate with Company in such matters.

                  (e) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") whether or not described in Schedule 4.94.9 arising from or related to the Business prior to the Closing Date.

                  (f) Infringements. Any Liability to a third party for infringement of such third party's Trade Rights.

                  (g) Transaction Expenses. All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

                  (h) Liability For Breach. Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

                  (i) Liabilities to Affiliates. Except as specified herein, Liabilities of Company to its present or former Affiliates.

                  (j) Employee Benefits. All wages, benefits, retirement plan contributions (including, without limitation, obligations relating to the Shareholder's defined benefit plan and post-retirement benefit plan) and all other obligations owed to employees arising prior to the Closing Date.

                  (k) Violation of Laws or Orders. Liabilities of Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

3.       PURCHASE PRICE - PAYMENT

         3.1      Purchase Price.

                  The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the Net Asset Value (as hereinafter defined), (ii) minus Two Million, Five Hundred Thousand Dollars ($2,500,000).

         3.2      Illustration of Purchase Price Calculation Methodology.

                  Schedule 3.2 correctly illustrates the methodology which shall be used to calculate the Purchase Price based on assumed numbers.

         3.3      Payment of Purchase Price.

                  The Purchase Price shall be paid by Buyer as follows:

                  (a) Promissory Note. At the Closing, Buyer shall deliver to Seller a promissory note (the "Note") in the original principal amount of One Million Dollars ($1,000,000), payable interest only, paid quarterly in the first year; and equal, consecutive, quarterly payments of principal and interest in the second and third year, bearing interest at the rate paid to Buyer's primary lender (fixed at Closing based on estimated rate), which note shall be subordinated to the Buyer's debt to its lender, pursuant to subordination terms reasonably acceptable to Company and the lender.

                  (b) Cash to Company. At the Closing, Buyer shall deliver to Company the Purchase Price less One Million Dollars ($1,000,000) in cash.

                  (c) Adjustment of Final Cash Purchase Price. On or before the fifth business day following the final determination of the Final Business Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (i) Company shall pay to Buyer the amount, if any, by which the sum of the amounts paid to the Company on the Closing Date exceeds the Purchase Price as determined according to the Net Asset Value according to the Final Business Closing Balance Sheet; or (ii) Buyer shall pay to Company the amount, if any, by which the Purchase Price, as determined according to the Net Asset Value according to the Final Business Closing Balance Sheet, exceeds the amount paid to the Company on the Closing Date.

         (d) Method of Payment. All payments under this Section 3.3 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

3.4      Determination of Net Asset Value.

         (a) Definition of "Business Balance Sheet". The term "Business Balance Sheet" as used herein shall mean a schedule in the form of a corporate balance sheet showing the net book values of the assets being acquired by Buyer at Closing set forth in the Recent Business Balance Sheet (as defined in Section 4.4), but reflecting only the property, plant and equipment (net of depreciation) and inventory (net of appropriate reserves) constituting Purchased Assets. Each Business Balance Sheet shall be prepared in accordance with the books and records of the Company and accounting policies (including existing inventory reserve policy) of the Company and shall be in form and level of detail as nearly as possible identical to, and in its accounting principles and policies consistent in every respect with, the Recent Business Balance Sheet, and accompanied by schedules setting forth in reasonable detail all Purchased Assets included therein. Each Business Balance Sheet or its accompanying schedules shall contain sufficient detail of the Purchased Assets for the determination of Net Asset Value as defined (a) below. Schedule 3.4(a) contains a statement of certain of the Company's accounting policies related to plant, property and equipment and related depreciation and inventory and related reserves.

         (b) Definition of "Net Asset Value." The term "Net Asset Value" shall mean the dollar amount of the tangible net book value of property, plant and equipment (net of depreciation) and inventory (net of appropriate reserves), both as reflected in the Final Closing Business Balance Sheet or Estimated Closing Business Balance Sheet, as applicable. Only property, plant and equipment (net of depreciation) and inventory (net of appropriate reserves) shall be considered in the calculation of Net Asset Value.

         (c) Estimated Closing Business Balance Sheet. For purposes of determining the Net Asset Value and the Purchase Price payable by the Buyer at the Closing, not less than two (2) business days prior to the Closing Date, Company shall, in consultation with the Buyer, prepare and deliver to Buyer a Business Balance Sheet as of the close of business on the business day immediately prior to the Closing Date (hereinafter the "Effective Time") which shall represent Company's reasonable estimate of the Final Closing Business Balance Sheet. In the event Buyer shall object to any of the information set forth on the Estimated Closing Business Balance Sheet or accompanying schedules as presented by Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such balance sheet and accompanying schedules reflect a reasonable estimate of the Final Closing Business Balance Sheet and Net Asset Value (the estimated balance sheet as finally determined by the parties pursuant to this subsection is herein referred to as the "Estimated Closing Business Balance Sheet"). In connection with the determination of the Estimated Closing Business Balance Sheet, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

         (d) Final Closing Business Balance Sheet. The Final Closing Business Balance Sheet shall be prepared by Company as of the Effective Time and reviewed by the Company's independent accountants ("Company's Accountants") shall be prepared as follows:

                  (i) Within 15 days after the Closing Date, Company shall deliver to Buyer a Business Balance Sheet as of the Effective Time. Such Final Closing Business Balance Sheet shall be accompanied by detailed schedules of the Purchased Assets and Assumed Liabilities and by a report (1) setting forth the amount of Net Asset Value (as defined above) reflected in the balance sheet, (2) stating that (a) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and (b) the balance sheet has been prepared in accordance the books and records and accounting policies (including existing inventory reserve policy) of the Company, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this Section 3.4, and (3) setting forth the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 3.3(c) hereof.

                  (ii) Within 30 days following the delivery of the Business Balance Sheet referred to in (i) above, Buyer or the Buyer's independent accountants ("Buyer's Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.3(c) hereof. Any such objection shall be made in writing and shall state Buyer's determination of the amount of the Net Asset Value.

                         In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the Business Balance Sheet as of the Effective Time and the calculation of Net Asset Value, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission.

                           (iii) Company agrees to permit Buyer, Buyer's Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Company and Company's Accountants and access to representatives of Company's Accountants, which documents and access are necessary to review the Business Balance Sheet delivered by Company in accordance with Section 3.4(d)(i). In addition, Buyer's Accountants shall have the opportunity to observe the taking of the inventory in connection with the preparation of such balance sheet.

         3.5      Prorations.

                  The following prorations relating to the Purchased Assets will be made as of the Effective Time, with Company liable to the extent such items relate to any time period up to and including the Effective Time and Buyer liable to the extent such items relate to periods subsequent to the Effective Time. Except as otherwise specifically provided herein, the net amount of all such prorations will be settled and paid on the Settlement Date as provided by Section 3.3(c) hereof:

                  (a) Personal property taxes, real estate taxes and assessments and other taxes, if any, on or with respect to the Purchased Assets; provided that special assessments for work actually commenced or levied prior to the date of this Agreement shall be paid by Company.

                  (b) Rents, additional rents, taxes and other items payable by Company under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                  (c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken at the Effective Time and the respective obligations of the parties determined in accordance with such readings.

                  (d) All other prepaid items normally adjusted in connection with similar transactions.

                  If the actual expense of any of the above items for the billing period within which the Effective Time falls is not known on the Settlement Date, the proration shall be made based on the expense incurred in the previous billing period, for expenses billed less often than quarterly, and on the average expense incurred in the preceding three billing periods, for expenses billed quarterly or more often. Company agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

         3.6      Other Payments and Adjustments.

                  The amount of wages and other remuneration due in respect of periods to and including the Effective Time to employees of the Business and the amount of bonuses due to such employees for all such periods will be paid by Company directly to such employees. Buyer shall receive an estimated credit at Closing and a "true-up" credit on the Settlement Date in an amount equal to all vacation, holiday and sick pay unpaid by Company as of the Effective Time accrued by the Company on its books and records pursuant to Company policy. Schedule 3.6 describes certain relevant Company accounting policies related to accruals for vacation pay.

         3.7      Allocation of Purchase Price.

                  The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with Schedule 3.7. Company and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and Company will disclose such reports to the other prior to filing with the IRS.

4.       REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDER

         Company and Shareholder, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

         4.1      Corporate.

                  (a) Organization. Company and Shareholder are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Power. Company and Shareholder have all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company and Shareholder pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                  (c) Qualification. Company is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of its properties which are Purchased Assets or the nature of the Business makes such licensing or qualification necessary, except where the failure to so qualify would not be material to the Business; such jurisdictions are listed in
         Schedule 4.1(c).

                  (d) No Subsidiaries. No portion of the Business is conducted by the Company by means of any subsidiary or any other interest in any corporation, partnership or other entity.

         4.2      Authority.

                  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company and Shareholder pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company and Shareholder; provided that the Company shall obtain Board of Directors approval prior to Closing. No other or further corporate act or proceeding on the part of Company or the Shareholder is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company and/or the Shareholder pursuant hereto or the consummation of the transactions contemplated hereby and thereby, and it is not intended that Company be dissolved or its remaining operations terminated. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company and Shareholder pursuant hereto will constitute, valid binding agreements of Company and Shareholder, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3      No Violation.

                  Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in Section 4.11(a), upon any of the assets of Company under, any term or provision of the Certificate of Incorporation or By-laws of Company or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

         4.4      Financial Statements.

                  (a) Shareholder Financial Statements. Included as Schedule 4.4(a) are true and complete copies of the Shareholder's most recent 10-K containing annual financial statements for the year ending November 3, 1998 and 10-Qs for the first and second quarters of 1999. The financial statements contained in such 10K and 10Qs fairly present the assets, liabilities and financial position and the results of operations of the Shareholder as of the dates and for the periods indicated and are prepared in accordance with generally accepted accounting principles, consistently applied; provided the financial statements contained in the 10-Qs are subject to normal year-end adjustments and do not contain footnotes as may be required by generally accepted accounting principles.

                  (b) Business Financial Statements. Included as Schedule 4.4(b) are financial statements of the Business (the "Business Financial Statements"), consisting of (i) unaudited balance sheets of the Business as of November 1, 1997 and November 3, 1998, and as of June 5, 1999, (the latter such balance sheet sometimes referred to herein as "Recent Business Balance Sheet"), and (ii) unaudited statements of income and expense of the Business for the years ended November 1, 1997 and November 3, 1998, and the six month period ended June 5, 1999. All such financial statements are true and correct in all material respects and are prepared from and are consistent in all material respects with, such financial reports as have been prepared and used by the Company in the ordinary course in managing the Business and measuring and reporting its operating results and have been prepared in accordance with the books and records of the Company and accounting policies of the Company.

                  (c) Business Balance Sheets. Each Business Balance Sheet shall be in accordance with the specifications set forth in Article 3. The Final Closing Business Balance Sheet shall be true, complete and accurate.

         4.5      Tax Matters.

                  Shareholder, Company and all other members of their affiliated group of corporations that file a consolidated tax return, have paid or will pay all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments when due where the failure to pay such taxes could have an adverse impact on the Purchased Assets or the Business.

         4.6      Inventory.

                  All inventory of the Business reflected on the Recent Business Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of business. All inventory purchased or produced since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of business. Except as set forth in Schedule 4.6, all inventory of the Business is located on premises at the Facility. All work-in-process contained in inventory constitutes items in process of production pursuant to the ordinary course of business for regular customers of the Business. All work-in-process is of a quality ordinarily produced.

         4.7      Absence of Certain Changes.

                  Except as and to the extent set forth in Schedule 4.7, since the date of the Recent Business Balance Sheet there has not been:

                  (a) No Adverse Change. Any adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Business;

                  (b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, in connection with or affecting the Business or the Purchased Assets;

                  (c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company who is employed in the Business or whose compensation is reflected in the Business Financial Statements (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except in the ordinary course of business;

                  (d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the financial condition or results of operations of the Business;

                  (e) No Commitments. Any commitment or transaction by Company in connection with or affecting the Business (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  (f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company that are Purchased Assets (or would have been Purchased Assets had no sale, lease, transfer or disposition occurred), except for the sale of inventory items in the ordinary course of business;

                  (g) No Liens. Any material Lien made on any of the properties or assets of Company that are Purchased Assets (or would become Purchased Assets if not sold, leased, transferred or disposed of prior to the Closing Date);

                  (h) No Amendment of Contracts. Any entering into, amendment or termination by Company of any contract in connection with or affecting the Business, or any waiver of material rights thereunder, other than in the ordinary course of business;

                  (i) Credit. Any grant of credit to any customer of the Business or distributor of its products on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit in connection with the Business; or

                  (j) No Unusual Events. Any other material event or condition not in the ordinary course of Company's operation of the Business.

         4.8      Absence of Undisclosed Liabilities.

                  Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in Schedule 4.8, Company does not have any Liabilities, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the Business, financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.8, Company has no knowledge of any basis for the assertion against Company of any liability which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

         4.9      No Litigation.

                  Except as set forth in Schedule 4.9 there is no Litigation pending or to the Company's or Shareholder's knowledge threatened against Company or the Shareholder that involves the Business or the Purchased Assets, nor does Company know of any basis for any Litigation. Except as set forth in
Schedule 4.9, neither Company, the Purchased Assets nor the Assumed Liabilities is subject to any Order of any Government Entity with respect to the Business.

         4.10     Compliance With Laws and Orders.

                  (a) Compliance. Except as set forth in Schedule 4.10(a), to the best knowledge of the Company and the Shareholder, the Business (including each and all of its operations, practices, properties and assets) is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws as hereinafter defined, except where non-compliance would not have an adverse effect on the Business. Except as set forth in Schedule 4.10(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders with respect to the operations of the Business. All reports and returns required to be filed by Company with any Government Entity have been filed, and to the best of the Company's and the Shareholder's knowledge were accurate and complete when filed. Without limiting the generality of the foregoing:

                         (i)    To the best of the Company's and the
                  Shareholder's knowledge, the operation of the Business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

                         (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts with respect to the operations of the Business, and each of such accounts has a positive balance.

                         (iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations, with respect to the operations of the Business. The deficiencies, if any, noted on such reports have been corrected.

                  (b) Licenses and Permits. To the best of the Company's and Shareholder's knowledge, Company has all material licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the Business and the operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in
         Schedule 4.10(b), are in full force and effect and are assignable to Buyer in accordance with the terms hereof. Except as set forth in
         Schedule 4.10(b), the Business (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  (c) Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 4.10, the Business is in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 4.10(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or to the Company's and the Shareholder's knowledge threatened against Company with respect to the Business relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in
         Schedule 4.10(c), there are no past or present (or, to the best of Company's knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any Liability, including, without limitation, Liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste. (Notwithstanding the foregoing, Company shall not be deemed to have breached the representations contained in this subsection as a result of minor or technical violations of Environmental Laws which do not have an adverse effect on the Purchased Assets or the

         Business and which do not cost more than $10,000 in the aggregate to correct and remediate.

         4.11     Title to and Condition of Properties.

                  (a) Marketable Title. Company has good, and with respect to the real property, marketable, title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.11(a)(i); and, in the case of real property, Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings (and which have been sufficiently accrued or reserved against in the Recent Business Balance Sheet), municipal and zoning ordinances and easements for public utilities, none of which interfere with the use of the property as currently utilized and minor imperfections of title, if any, none of which (individually or in the aggregate) is substantial in amount, or materially detracts from the value or impairs the use of the real property or impairs the operations of the Business ("Permitted Real Property Liens"). Except as set forth in
         Schedule 4.11(a)(ii), none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. At Closing, Buyer will receive good, and in the case of the real property, marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in Schedule 4.11(a)(ii) and Permitted Real Property Liens.

                  (b) Condition. All tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair; provided that the equipment not currently in operation as part of the ordinary course of business shall not be subject to this subsection. All buildings, plants and other structures owned or otherwise utilized by Company in operating the Business are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                  (c) Real Property. Schedules 1.2(a) and 1.2(b) set forth all real property owned, used or occupied by Company solely for operation of the Business (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Company has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. Schedule 1.2(b) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. To the best of the Company's and the Shareholder's knowledge, no fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. There is not (i) to the best of the Company's and the Shareholder's knowledge, any claim of adverse possession or prescriptive rights involving any of the Real Property, (ii) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (iii) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any Law. No public improvements have been commenced and to Company's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property. To the best of the Company's and the Shareholder's knowledge, no portion of any of the Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. Company has no notice or knowledge of any (i) planned or proposed increase in assessed valuations of any Real Property, (ii) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (iii) condition or defect which could give rise to an order of the sort referred to in "(ii)" above, or (iv) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property).

                  (d) No Condemnation or Expropriation. Neither the whole nor any portion of the Purchased Assets is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any Government Entity with or without payment of compensation therefor, nor to the best of Company's knowledge has any such condemnation, expropriation or taking been proposed.

                  (e) No Certified Survey Map Required. No certified survey map or other state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Company to Buyer (or as a prerequisite to the recording of any conveyance document) of any Owned Real Property or Leased Real Property pursuant to the terms hereof.

         4.12     Insurance.

                  Set forth in Schedule 4.12 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business or the Purchased Assets, true and correct copies of which have heretofore been delivered to Buyer. Schedule 4.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy.

         4.13     Contracts and Commitments.

                  (a) Real Property Leases. Except as set forth in Schedule 1.2(b), Company has no leases of real property used or held solely for use in connection with the Business or the Purchased Assets.

                  (b)    Personal Property Leases. Except as set forth in
         Schedule 1.2(e), Company has no leases of personal property used or held solely for use in connection with the Business or the Purchased Assets involving consideration or other expenditure in excess of Ten Thousand Dollars ($10,000) or involving performance over a period of more than twelve (12) months.

                  (c) Purchase Commitments. Other than contracts for the purchase of raw materials, Company has no purchase commitments for inventory items or supplies in connection with the Business in excess of three (3) months normal usage, or which are at an excessive price.

                  (d) Sales Commitments. Schedule 4.13(d) contains all of the sales contracts or commitments to customers or distributors in connection with or affecting the Business or the Purchased Assets which are more than $10,000.

                  (e) Powers of Attorney. The Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever in connection with or affecting the Business or the Purchased Assets.

                  (f) Collective Bargaining Agreements. Except as set forth in Schedule 4.13(f), Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees of the Business. Copies of any such agreements have heretofore been delivered to Buyer.

                  (g) Contracts Subject to Renegotiation. Company is not a party to any contract with any governmental body which is subject to renegotiation in connection with or affecting the Business or the Purchased Assets.

                  (h) Burdensome or Restrictive Agreements. Company is not a party to nor is it bound by any agreement, deed, lease or other instrument in connection with or affecting the Business or the Purchased Assets which is so burdensome as to materially affect or impair the operation of the Business. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any such agreement requiring Company to assign any interest in any trade secret or proprietary information constituting Purchased Assets hereunder, or prohibiting or restricting Company in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

                  (i) Other Material Contracts. Company has no lease, license, contract or commitment of any nature affecting the Business which is individually material to the operations of the Business, except as explicitly described in Schedule 4.13(i) or in any other Schedule.

                  (j) No Default. Company is not in default under any lease, license, contract or commitment in its operation of the Business, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any Purchased Asset. To the Company's and Shareholder's knowledge, no third party is in default under any such lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

         4.14     Labor Matters.

                  Except as set forth in Schedule 4.14, within the last five years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. In its operation of the Business, except to the extent set forth in
Schedule 4.14, (a) Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of the Business; (d) no question concerning representation has been raised or is threatened respecting the employees of the Business; (e) no grievance which might have a material adverse effect on the Business, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         4.15     Employee Benefit Plans.

                  (a) Disclosure. Schedule 4.15(a) sets forth all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are provided to, for the benefit of, or relate to, any persons employed by Company in its operation of the Business ("Business Employees") and summaries of the benefits provided thereunder. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee

         Plans/Agreements," and each individually as an "Employee Plan/Agreement." Each of the Employee Plans/Agreements is identified on Schedule 4.15(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under
         Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multi-employer plan.

                  (b) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which the Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in
         Section 4205 of ERISA) by any person from any such plan, or otherwise):

                         (i) no such plan has been terminated so as to subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA;

                         (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                         (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                         (iv) none of the Purchased Assets or the Business shall be subject to any Lien or Liability at any time after the Closing Date as a result of such plans or of ERISA; and

                         (v) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                  (c) Payments and Compliance. With respect to each Employee Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as Liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to the savings, investment and profit sharing plan of Shareholder required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, where the failure to disclose or provide may have an adverse effect on Buyer or the Purchased Assets and Business after the Closing Date; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement.

                  (d) Future Commitments. Company has no announced plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         4.16     Employment Compensation.

                  Schedule 4.16 contains a true and correct list of all Business Employees to whom the Company is paying compensation, including bonuses and incentives, at an annual rate in excess of Ten Thousand Dollars ($10,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         4.17     Trade Rights.

                  In order to conduct the Business, as such is currently being conducted, Company does not require any trademarks, service marks, copyrights, patents or similar intellectual property rights that it does not already have. Company is not infringing any such rights of another in the operation of the Business.

         4.18     Major Customers and Suppliers.

                  (a) Major Customers. Schedule 4.18(a) contains a list of the 25 largest customers, including distributors, of the Business for each of the two (2) most recent years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. No present customer listed on Schedule 4.18(a) which has made a purchase from the Business in 1999 has advised the Company or Shareholder that it plans to cease purchasing from the Business.

                  (b) Major Suppliers. Schedule 4.18(b) contains a list of the 25 largest suppliers to the Business for each of the two (2) most recent years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. No present customer listed on Schedule 4.18(b) which has supplied the Business in 1999 has advised the Company or Shareholder that it plans to cease supplying the Business.

                  (c) Dealers and Distributors. Schedule 4.18(c) contains a list by product line of all sales representatives, dealers, distributors and franchisees of the Business, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

         4.19     Product Warranty and Product Liability.

                  Except as set forth in Schedule 4.19, there is no claim against or liability of the Company on account of product warranties or with respect to the manufacture, sale or rental or defective products of the Business, and to the knowledge of the Company and the Shareholder, there is no basis for any such claim on account of defective products manufactured, sold or rented by the Company in respect of the Business since January 1, 1998 that is not fully covered by insurance.

         4.20     Affiliates' Relationships to Company.

                  (a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements concerning the Business between Company and any Affiliate or between the Business and other business units of the Company are described on Schedule 4.20(a).

                  (b) No Adverse Interests. No Affiliate has any direct or indirect interest in (i) any entity which does business with Company in connection with the operation of, or is competitive with, the Business, or (ii) any property, asset or right which is used by Company in the conduct of the Business.

         4.21     No Brokers or Finders.

                  Neither Company nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.22     Year 2000.

                  Except as expressly provided otherwise herein, neither Company nor Shareholder make any warranty whatsoever regarding whether any computer software is Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean (i) consistently and accurately handling and processing date and time information and date with values before, during and after January 1, 2000,
(ii) functioning accurately and in accordance with its specifications without interruptions, abnormal endings, degradation, change in operation or other impact resulting from processing date or time date with values before, during and after January 1, 2000, and (iii) responding to and processing two-digit date input in a way that resolves any ambiguity as to century.

         4.23     Disclosure.

                  All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company at Closing shall be deemed representations and warranties by Company.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Company and Shareholder, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

         5.1      Corporate.

                  (a) Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         5.2      Authority.

                  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the members and Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its members is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3      No Brokers or Finders.

                  Neither Buyer nor any of its members, directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         5.4      No Violation.

                  To the knowledge of Buyer, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any application Law or Order, (b) will require any authorization, consent, approval, exempt or other action by or notice to any Governmental Entity, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Buyer under any term or provision of the organization or governing documents of Buyer or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its assets or properties may be bound or affected.

         5.5      No Litigation

                  There is no Litigation against Buyer which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or
(ii) if adversely determined, could be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         5.6      Disclosure.

                  All statements and information contained in any certificate, instrument or document delivered by or on behalf of Buyer shall be deemed representations and warranties by Buyer.

6.       EMPLOYEES - EMPLOYEE BENEFITS

         6.1      Affected Employees.

                  "Affected Employees" shall mean the hourly and salaried employees at the Facility listed on Schedule 6.1 and the marketing personnel of the Business listed on Schedule 6.1.

         6.2      Retained Responsibilities.

                  Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes. The Company and Shareholder further agree to pay and perform, or cause to be paid and performed, all retirement obligations (including without limitation all obligations under the Shareholder's defined benefit retirement plan) to Affected Employees and former employees of the Company which accrued or related to employment prior to the Effective Time.

         6.3      Payroll Tax.

                  Company agrees, unless the parties agree otherwise, to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Effective Time. Company also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Effective Time. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Effective Time for Affected Employees.

         6.4      Termination Benefits.

                  Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after Closing. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the Business and the Purchased Assets pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company (except employees on "lay-off" status will remain in such status post-Closing with Buyer), shall directly or indirectly result in any Liability
(i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, such Liability shall be the sole responsibility of Buyer, and Buyer shall indemnify Company against such Liability arising out of or resulting from any actions by Buyer for one
(1) year from closing. Notwithstanding the foregoing, Buyer shall have no liability to pay severance to the two salespeople based in Company's office in Greenville, South Carolina if the salespeople are offered positions with Buyer and they decline employment or subsequently voluntarily resign from Buyer. Company's severance policy is described on Schedule 6.4.

         6.5      Employee Benefit Plans.

                  Within 90 days after the Closing Date, Company shall vest and make non-forfeitable as of the Closing Date the interest of each Affected Employee in each employee pension benefit plan or similar defined contribution plan in accordance with the guidelines and procedures of such plans. The Company and Shareholder shall remain responsible for, and shall cause to be paid, all amounts due with respect to such plans.

         6.6      Comparable Benefits.

                  Buyer will maintain benefits comparable in the aggregate to the existing benefits for Company employees, except Buyer shall not provide defined pension benefit plan, post-retirement benefit plan or similar plans.

7.       OTHER MATTERS

         7.1      Title Insurance.

                  Not less than two (2) days prior to the Closing, Company, at its expense, shall provide to Buyer title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to Buyer, agreeing to issue to Buyer standard form owner's (or lessee's, as the case may be) policies of title insurance with respect to all Owned Real Property and Leased Real Property, together with a copy of each document to which reference is made in such commitments. In the case of Owned Real Property, such policies shall be standard ALTA Form 1990 owner's policies in the full amount of that portion of the Purchase Price allocated respectively to each subject parcel of Owned Real Property under
Section 3.7 hereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). In the case of Leased Real Property, such policies shall be upon standard ALTA Form 1990 leasehold owner's policies and in such amounts as such shall be reasonably acceptable to Buyer. In either case, all policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by Buyer or Buyer's lender).

         7.2      Surveys.

                  Not less than two (2) days prior to the Closing, Company, at its expense, shall provide to Buyer surveys of all Owned Real Property and all Leased Real Property prepared in accordance with ALTA/ASCM standards, each dated no more than ninety (90) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Owned Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to Buyer and the title insurance companies, and each prepared by a registered land surveyor satisfactory to Buyer.

         7.3      Environmental Audits.

                  Buyer will promptly retain a firm engaged in the regular business of environmental engineering to conduct such environmental audits of Company's operations and the real estate occupied by Company as Buyer in its discretion shall consider necessary or appropriate.

         7.4      Noncompetition; Confidentiality.

                  Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 1.1 hereof, Company hereby covenants and agrees as follows:

                  (a) Covenant Not to Compete. For a period of three (3) years from the Closing Date, Company and Shareholder will not, directly or indirectly (and Shareholder will prohibit its subsidiaries or Affiliates from):

                         (i) engage in, continue in or carry on any business which competes with the Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                         (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business or Purchased Assets which Buyer is acquiring hereunder, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance (except as may arise from collection of accounts receivable of the Business) to or engaging in any form of business transaction on other than an arms' length basis with any such competitor;

                         (iii) offer employment to an Affected Employee, without the prior written consent of Buyer; or

                         (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the Business, Purchased Assets or Assumed Liabilities ;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to the entire United States of America. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

                  (b) Covenant of Confidentiality. Company shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights which are Purchased Assets, all customer lists and customer information of the Business, and all other information concerning the processes, apparatus, equipment, packaging, products, marketing and distribution methods of the Business, not previously disclosed to the public directly by Company.

                  (c) Equitable Relief for Violations. Company agrees that the provisions and restrictions contained in this Section 7.4 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 7.4.

         7.5      Use of Name.

                  Following the Closing, Company grants Buyer the royalty-free right to use and to permit others to use the name "JPS", but only in connection with the sale by Buyer of the products of the type previously manufactured and sold by the Company prior to Closing to use up the packaging on hand at Closing; provided, however, that Buyer agrees to use "rubber stamps" or "labels" bearing Buyer's name on all correspondence and other printed material to differentiate Buyer from Company, and provided further that all such rights granted to the name "JPS" to Buyer hereunder shall terminate three (3) months from the Closing Date. Buyer acknowledges that except for the limited right granted by this Section, it has no right or interest in the name "JPS".

         7.6      Sales Tax Matters.

                  At or prior to the Closing, Company shall obtain a sales tax clearance certificate from the Tennessee Department of Revenue.

         7.7      Unemployment Compensation.

                  Company shall, upon the request of Buyer, cooperate with Buyer in any efforts by Buyer to obtain the transfer of Company's portion of the unemployment compensation fund(s) applicable to Affected Employees, to the extent Buyer elects to transfer and assume such amounts. In connection therewith, Company will execute such documents as Buyer may reasonably request in order to effectuate such transfer.

         7.8      Access to Information and Records.

                  (a) Prior to Closing. During the period prior to the Closing, Company shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of Company relating to the Business or the Purchased Assets or Assumed Liabilities for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the Business Buyer may request); (ii) access to employees, agents and representatives of the Business for the purpose of such meetings and communications as Buyer reasonably desires; and (iii) with the prior consent of Company in each instance (which shall not be unreasonably withheld), access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Business.

                  (b) After Closing. After the Closing, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending six years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after such offer to agree in writing to take possession thereof.

         7.9      Bulk Sales Compliance.

                  The parties waive compliance with any Bulk Sales Law. The Company and the Shareholder will indemnify, defend and hold Buyer harmless against any and all costs, expenses or Liabilities arising from failure to comply with any Bulk Sales Law.

         7.10     Company's Bill and Hold Inventory.

                  After closing, Buyer will warehouse Company's bill and hold inventories existing at Closing, and service customer releases on a weekly basis for 12 months.

         7.11     General Administrative Services.

                  Company and Shareholder will provide Buyer with the general and administrative transition services outlined on Schedule 7.11 at no cost for a period of nine (9) months following Closing and at a cost of $30,000 per month for the subsequent three (3) months (months 10-12), if required by Buyer. The Company and Shareholder shall have no obligation to provide any such general and administrative transition services following such twelve month period. Notwithstanding any other provision in this Agreement waiving Company's responsibility for Year 2000 Compliance and readiness, the Company's and Shareholder's obligation to provide administrative support services shall include the obligation to act reasonably and in good faith to provide reports and compute information after January 1, 2000, and Company and Shareholder shall make the same efforts to correct any Year 2000 problem as Shareholder makes in its other business units.

         7.12     Software.

                  Seller agrees to use its reasonable good faith efforts to make its software available to Buyer at no cost (or payment to Company), conditioned on Buyer negotiating, funding and making satisfactory arrangements with software providers on licensing of software. Company and Shareholder make no representation regarding, and shall have no liability with respect to, Year 2000 Compliance or Year 2000 readiness or system performance.

8.       FURTHER COVENANTS OF COMPANY

         Company covenants and agrees as follows:

         8.1      Conduct of Business Pending the Closing.

                  From the date hereof until the Closing, except as otherwise approved in writing by the Buyer:

                  (a) No Changes. Company will carry on the Business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                  (b) Maintain Organization. Company will take such action as may be reasonably necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of the Business and will use its reasonable best efforts to preserve the Business intact, to keep available to Buyer the present officers and employees of the Business, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Business.

                  (c) No Breach. Company will not do or omit any act, or permit any omission to act, which may cause a breach of any contract, commitment or obligation material to the Business, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have required disclosure on Schedule 4.7 had it occurred after the date of the Recent Business Balance Sheet and prior to the date of this Agreement.

                  (d) No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Company in connection with its operation of the Business, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, and are not material to the Business (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  (e) Maintenance of Insurance. Company shall, consistent with past practices, maintain all of the insurance set forth in
         Schedule 4.12 and shall procure such additional insurance with respect to the Business or the Purchased Assets as shall be reasonably requested by Buyer.

                  (f) Maintenance of Property. Company shall use, operate, maintain and repair all property constituting Purchased Assets hereunder in a normal business manner.

                  (g) No Negotiations. Until July 16, 1999, Company will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Business or the Purchased Assets or any part thereof (an "acquisition proposal"), and Company shall immediately advise Buyer of the receipt of any acquisition proposal. Notwithstanding the foregoing, if Company determines in good faith that Buyer is not making reasonably satisfactory progress towards arranging financing, as of the close of business on July 7, 1999, Company may negotiate with third parties without restriction by this subsection.

         8.2      Consents.

                  Company will use its reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         8.3      Other Action.

                  Company shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         8.4      Disclosure.

                  Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure, but no such disclosure shall cure any breach of any representation or warranty which is inaccurate.

9.       FURTHER COVENANTS OF THE BUYER

                  The Buyer covenants and agrees as follows:

         9.1      Assistance with Accounts Receivable.

                  Following the Closing, Buyer shall use reasonable good faith efforts to assist Company in the collection of accounts receivable related to the operation of the Business by the Company.

         9.2      Financial Records.

                  In the event Buyer defaults on the Note and/or defaults on its loan from its primary lender which were made in order to finance the transaction described in this Agreement following the Closing, Buyer shall provide to Shareholder interim monthly financial statements relating to its business and other management reports as and when they are available.

         9.3      No Distributions.

                  For so long as the Note remains unpaid, Buyer shall not make distributions or dividends to its members or Affiliates, except for distributions (i) to members in an amount reasonably and in good faith calculated as necessary to pay income taxes arising as a result of Buyer's "pass-through" tax status; (ii) reasonable, fair market value salaries for services actually rendered; and (iii) with respect to Affiliates which are operating businesses, the fair market value of goods and services actually provided to Buyer, provided that such amount shall not exceed the price available from third party vendors.

10.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         10.1     Representations and Warranties True on the Closing Date.

                  Each of the representations and warranties made by Company and Shareholder in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         10.2     Compliance With Agreement.

                  Company shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by Company prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.1.

         10.3     Absence of Litigation.

                  No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

         10.4     Consents and Approvals.

                  All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer not less than two business days prior to the Closing. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of a Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer's obligation to close, provided that the aggregate of all such Contracts does not represent a material portion of the sales or expenditures of the Premises. After the Closing, Company will continue to use its best effects to obtain any such consents or approvals, and Company shall not hereby be relieved of any liability hereunder for failure to perform any of its covenants or for the inaccuracy of any representation or warranty.

         10.5     Title Insurance.

                  Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Effective Time, conforming to the specifications set forth in Section 7.1 hereof.

         10.6     Estoppel Certificates.

                  Company shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate or status letter from the landlord under each lease of real property to be assumed pursuant to this Agreement which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by Company under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the lease and that the landlord consents to the assignment of the lease to Buyer.

         10.7     Section 1445 Affidavit.

                  Company shall have delivered to Buyer an affidavit, in form satisfactory to Buyer, to the effect that Company is not a "foreign person," "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate" under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section.

         10.8     Environmental Audit.

                  The results of the environmental audit conducted pursuant to
Section 7.3 shall not have disclosed any past or present condition, process or practice with respect to the Business or any property owned, occupied or operated by Company at any time in connection with its operation of the Business which is not in full compliance with all applicable Environmental Laws, if a reasonable estimate by Buyer of the cost of remediation, or the potential liability to third persons (including statutory liability) arising from such condition, process or practice, or the cost of bringing Company or such property into full compliance with all applicable Environmental Laws, would exceed $10,000 in the aggregate with respect to all matters described in this Section.

         10.9     Financing.

                  Buyer's obligation to close this transaction is contingent upon Buyer obtaining satisfactory financing for the acquisition and operation of the Business. Buyer shall use its reasonable, good faith efforts to obtain satisfactory financing and to close on July 16, 1999 or one day after bank approval, and to satisfactorily complete due diligence.

         10.10    Due Diligence Investigation.

                  Buyer shall be satisfied, in Buyer's sole discretion, with the results of Buyer's investigation of the condition and prospects of the Business and related matters, which shall be completed on or before July 9, 1999. The Company shall provide Buyer with reasonable access and assistance in connection with the due diligence investigation.

11.      CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

         Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         11.1     Representations and Warranties True on the Closing Date.

                  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         11.2     Compliance With Agreement.

                  Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 13.2.

         11.3     Absence of Litigation.

                  No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Company shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Company will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

         11.4     RESERVED.

12.      INDEMNIFICATION

         12.1     By Company and Shareholder.

                  Subject to the terms and conditions of this Article 12, Company and Shareholder, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Company contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) any Claim of or against Company, the Purchased Assets or the Business not specifically assumed by Buyer pursuant hereto. As used in this Article 12, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and
(iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         12.2     By Buyer.

                  Subject to the terms and conditions of this Article 12, Buyer hereby agrees to indemnify, defend and hold harmless Company and Shareholder and their directors, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto.

         12.3     Indemnification of Third-Party Claims.

                  The obligations and liabilities of any party to indemnify any other under this Article 12 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                  (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 12, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense. Notwithstanding the foregoing, the Company and Shareholder shall have the sole right to undertake the defense of any Claims against Buyer related to the inaccuracy or breach of the representation and warranty contained in Section 4.10(c).

                  (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying

         Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  (c) Indemnified Party's Rights. Anything in this Section 12 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

         12.4     Payment.

                  The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 12, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article 12 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         12.5     Indemnification for Environmental Matters.

                  Without limiting the generality of the foregoing, Company agrees to indemnify, reimburse, hold harmless and defend Buyer for, from, and against all Claims asserted against, imposed on, or incurred by Buyer, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of, any pollutant, contaminant, chemical or industrial, petroleum or petroleum-based, hazardous or toxic substances, that (A) is related in any way to Company's or any previous owner's or operator's ownership, operation or occupancy of the Business and Facilities, properties and assets being transferred to Buyer, and (B) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date.

         12.6     Limitations on Indemnification.

                  Except for any willful or knowing breach or misrepresentation, as to which claims may be brought without limitation as to time or amount:

                  (a) Time Limitation. No claim or action shall be brought under this Article 12 for breach of a representation or warranty after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                         (i) There shall be no time limitation on claims on actions brought for breach of any representation or warranty made in or pursuant to Section 4.10(c) and Company hereby waives all applicable statutory limitation periods with respect thereto.

                         (ii) Any claim or action brought for breach of any representation or warranty made in or pursuant to Section 4.5 may be brought at any time until the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver).

                         (iii) Any claim made by a party hereunder by a demand for arbitration in accordance with Article 15 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim shall be preserved despite the subsequent termination of such survival period.

                         (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                  (b) Amount Limitation. Except with respect to claims for breaches of representations or warranties contained in Sections 4.5 (Tax Matters), 4.10(c) (Environmental Matters), and 4.11(a) and (c) (Title and Condition of Properties), an Indemnified Party shall not be entitled to indemnification under this Article 12 for breach of a representation or warranty unless the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 12 (but for this Section 12.6(b)) exceeds Seventy Five Thousand Dollars ($75,000); but in such event, the Indemnified Party shall be entitled to indemnification only to the extent the aggregate indemnification obligations for all breaches of representations and/or warranties and other matters exceed such $75,000 deductible threshold. Notwithstanding any contrary provision in this Agreement, in no event shall the collective liability of the Company and the Shareholder to make indemnification payments hereunder exceed

         Three Million Dollars ($3,000,000), except there shall be no limit on claims related to taxes, environmental or the Company's defined benefit plans.

         12.7     No Waiver.

                  The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material".

13.      CLOSING

         The closing of this transaction ("the Closing") shall take place at the offices of JPS Textile Group, Inc., 355 North Pleasantburg Drive, Suite 202, Greenville, South Carolina 29607, at 10 A.M. local time on July 16, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

         13.1     Documents to be Delivered by Company.

                  At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  (a) Deeds, Bills of Sale. Warranty deeds to real estate and bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                  (b) Compliance Certificate. A certificate signed by the chief executive officer of Company that each of the representations and warranties made by Company and Shareholder in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company has performed and complied with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (c) Opinion of Counsel. A written opinion of counsel to Company, reasonably acceptable to Buyer, dated as of the Closing Date, addressed to Buyer, in form reasonably acceptable to Buyer.

                  (d) Employment and Noncompetition Agreements. The Employment and Noncompetition Agreements referred to in Section 1.1, duly executed by the persons referred to in such Section.

                  (e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors and the shareholders of Company authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (f) Articles; By-laws. A copy of the By-laws of Company and Shareholder certified by the secretary of Company and Shareholder, and a copy of the Certificate of Incorporation of Company and Shareholder certified by the Secretary of State of the state of incorporation of Company and Shareholder.

                  (g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                  (h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         13.2     Documents to be Delivered by Buyer.

                  At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

                  (a) Cash Purchase Price. To Company a certified or bank cashier's check (or wire transfer) as required by Section 3.3(b) hereof, and the Note as required by Section 3.3(a) hereof.

                  (b) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Company), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  (c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in form reasonably acceptable to the Company.

                  (d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  (e)    Promissory Note.  The Promissory Note duly executed by
         Buyer.

                  (f) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

                  (g) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

14.      TERMINATION

         14.1     Right of Termination Without Breach.

                  This Agreement may be terminated without further liability of any party at any time prior to the Closing:

                  (a)    by mutual written agreement of Buyer and Company, or

                  (b) by either Buyer or Company if the Closing shall not have occurred on or before July 16, 1999, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date; or

                  (c) by either party if the Buyer has not obtained a commitment letter in form and content and form a lender all reasonably acceptable to the parties, by 5:00 p.m. July 9, 1999.

         14.2     Termination for Breach.

                  (a) Termination by Buyer. If (i) there has been a material violation or breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) Company shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2(c) hereof.

                  (b) Termination by Company. If (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company, or (ii) there has been a failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 14 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 14.2(c) hereof.

                  (c) Effect of Termination. Termination of this Agreement pursuant to this Section 14.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages (including, without limitation, consequential damages), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs, and attorneys fees and expenses) asserted against, resulting to, imposed upon, or incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation. Subject to the foregoing, the parties' obligations under Section 16.8 of this Agreement shall survive termination.

15.      RESOLUTION OF DISPUTES

         15.1     Arbitration.

                  Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Greenville, South Carolina in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 15. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Company and/or any Shareholder under Section 7.4 of this Agreement, or any covenants not to compete contained in any Employment and Noncompetition Agreement delivered pursuant to Section 1.1 hereof.

         15.2     Arbitrators.

                  If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $600,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator.

         15.3     Procedures; No Appeal.

                  The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         15.4     Authority.

                  The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         15.5     Entry of Judgment.

                  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company, Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in South Carolina, for the purpose of confirming any such award and entering judgment thereon.

         15.6     Confidentiality.

                  All proceedings under this Article 15, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         15.7     Continued Performance.

                  The fact that the dispute resolution procedures specified in this Article 15 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in
Section 12.4 hereof.

         15.8     Tolling.

                  All applicable statutes of limitation shall be tolled while the procedures specified in this Article 15 are pending. The parties will take such action, if any, required to effectuate such tolling.

16.      MISCELLANEOUS

         16.1     Disclosure Schedule.

                  Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

         16.2     Further Assurance.

                  From time to time, at Buyer's request and without further consideration, Company will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

         16.3     Disclosures and Announcements.

                  Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Buyer's approval shall not be required as to any statements and other information which Shareholder may submit to the Securities and Exchange Commission, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or otherwise required by law.

         16.4     Assignment; Parties in Interest.

                  (a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of the other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Company hereunder.

                  (b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         16.5     Law Governing Agreement.

                  This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         16.6     Amendment and Modification.

                  Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         16.7     Notice.

                  All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                  (a)      If to Buyer, to:

                           Chiquola Fabrics, LLC
                           Post Office Box 545
                           Honea Path, SC 29654
                           Attention: Kevin Cage
                           Facsimile: (864) 369-3028

                           (with a copy to)

                           Foley & Lardner
                           200 North Laura Street
                           Jacksonville, FL 32202
                           Attention:  Gardner F. Davis
                           Facsimile: (904) 359-8700

                           and

                           Marvin B. Fuller
                           6821 Morningside Drive
                           Huntington Beach, DA 92648
                           Facsimile: (714) 969-9940

or to such other person or address as Buyer shall furnish to Company in writing.

                  (b)      If to Company, to:

                           JPS Textile Group, Inc.
                           555 North Pleasantburg Drive
                           Suite 202
                           Greenville, SC 29607
                           Attention: John W. Sanders, Jr.
                           Facsimile: (864) 271-9939

                           (with a copy to)

                           Jones, Day, Reavis & Pogue
                           3500 SunTrust Plaza
                           303 Peachtree Street, N.E.
                           Atlanta, Georgia 30308
                           Attention: Lizanne Thomas, Esq.
                           Facsimile: (404) 581-8330

or to such other person or address as Company shall furnish to Buyer in writing.

                  If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         16.8     Expenses.

                  Regardless of whether or not the transactions contemplated hereby are consummated:

                  (a) Brokerage. Company and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Company harmless from and against all other claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to hold Buyer harmless from and against all (other) claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

                  (b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, each of the following:

                         (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                         (ii) Title Insurance Premiums. Fifty percent of all premiums for the issuance of the title insurance policies issued pursuant to Section 10.5 hereof, and fifty percent of the cost of surveys performed pursuant to Section 7.2 (Buyer shall the remaining amounts for title insurance policies and surveys).

                         (iii) Professional Fees. All fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                  (c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  (d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 15.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         16.9     Entire Agreement.

                  This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         16.10    Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.11    Headings.

                  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         16.12    Glossary of Terms.

                  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

"Affected Employees" - Section 6.1
"Affiliate" - Section 1.3(d)
"Assumed Contracts" - Section 2.1(a)
"Assumed Liabilities" - Section 2.1
"Business" - Section 1.1
"Business Balance Sheet" - Section 1.1(a)
"Business Employees" - Section 4.15(a)
"Business Financial Statements" - Section 4.4(a)
"Buyer's Accountants" - Section 3.4(d)
"Buyer's affiliates" - Section 12.1
"CERCLA" - Section 4.10(c)
"Claim" - Section 12.1
"Closing" - Preamble to Article 13
"Closing Date" - Section 13
"Closing Date Pension Liability" - Section 6.5
"Code" - Section 3.7
"Company's Accountants" - Section 3.4(d)(ii)
"Contracts" - Section 1.1(a)
"Disclosure Schedule" - Section 16.1
"Effective Time" - Section 3.4(c)
"Employee Plans/Agreements" - Section 4.15(a)
"Environmental Laws" - Section 4.10(c)
"ERISA" - Section 4.15(a)
"Estimated Closing Business Balance Sheet" - Section 3.4(c)
"Final Closing Business Balance Sheet" - Section 3.4(d)(iii)
"Government Entities" - Section 2.2(k)

"HSR Act" - Section 4.3
"IRS" - Section 3.7
"Indemnified Party" - Section 12.3(a)
"Indemnifying Party" - Section 12.3(a)
"Inventory" - Section 1.2(d)
"Laws" - Section 2.2(k)
"Leased Real Property" - Section 1.2(b)
"Liability" - Section 2.1
"Liens" - Section 4.11(a)
"Litigation" - Section 2.2(e)
"Net Asset Value" - Section 3.4(b)
"Orders" - Section 2.2(k)
"Owned Real Property" - Section 1.2(a)
"PBGC" - Section 4.15(b)(ii)
"Permitted Real Property Liens" - Section 4.11(a)
"Personal Property Leases" - Section 1.2(e)
"Products" - Section 4.19
"Purchased Assets" - Section 1.2
"Purchase Price" - Section 3.1
"Real Property" - Section 4.11(c)
"Real Property Leases" - Section 1.2(b)
"Recent Balance Sheet" - Section 4.4(a)
"Recent Business Balance Sheet" - Section 4.4(a)
"Settlement Date" - Section 3.3(c)
"Third Accounting Firm" - Section 3.4(d)(iii)
"Waste" - Section 4.10(c)
"Year 2000 Compliant" - Section 4.22

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.



           [The remainder of this page is intentionally left blank.]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                             CHIQUOLA FABRICS, LLC



                             By:   Marvin B. Fuller
                                 --------------------------------------------
                                 Its: CEO
                                     -------------------------------




                             JPS CONVERTER AND INDUSTRIAL CORP.



                             By:   John W. Sanders, Jr.
                                 --------------------------------------------
                                 Its: VP
                                     -------------------------------




                             JPS TEXTILE GROUP, INC.



                             By:  John W. Sanders, Jr.
                                 --------------------------------------------
                                 Its: Executive Vice-President & CFO
                                     -------------------------------

                                FIRST AMENDMENT

                                       TO

                            ASSET PURCHASE AGREEMENT

                  This First Amendment to Asset Purchase Agreement (this "Amendment") is made and effective as of August 26, 1999 among CHIQUOLA FABRICS, LLC, a Delaware limited liability company ("Buyer"), JPS CONVERTER & INDUSTRIAL CORP., a Delaware corporation ("Company"), and JPS TEXTILE GROUP, INC., a Delaware corporation ("Shareholder").

                               FACTUAL BACKGROUND

                  A. The parties entered into an Asset Purchase Agreement dated June 24, 1999 (the "Original Agreement") regarding Buyer's purchase of the business and substantially all the property and assets of the Company's Cotton Commercial Products Segment and the Facilities.

                  B. The parties desire to amend certain provisions of the Original Agreement.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the parties hereto agree that the Original Agreement is incorporated herein by this reference and amended and supplemented as set forth herein, effective as of the date hereof:

                  1. Definitions. Unless otherwise defined herein, terms used in this Amendment shall have the meaning ascribed to them in the Original Agreement.

                  2. New Excluded Assets Category - ICG Inventory (Section 1.3). Section 1.3 of the Original Agreement is amended to add the following, additional subcategory at the end of Section 1.3:

                         (g)    ICG Inventory.  All inventory produced for ICG.

                  3. New Category of Liabilities Not to be Assumed - ICG Contract (Section 2.2(l)). Section 2.2 of the Original Agreement is amended to add the following, additional subcategory at the end of Section 2.2:

                         (l) ICG Supply Contracts. Liabilities of Company under any supply contracts for ICG. However, Buyer agrees to provide and sell to the Company the product necessary for the Company to satisfy the Company's contracts with ICG. The prices for the products sold from Buyer to Company for resale to ICG shall be at the total of fixed and variable costs for such products per the Company's cost system at the date of Closing. Payment terms by Company to Buyer shall be Net 30 Days.

                  4. Promissory Note (Section 3.3(a)). Section 3.3(a) of the Original Agreement is amended and restated in its entirety as follows:

                         (a) Promissory Note. At the Closing, Buyer shall deliver to Seller a promissory note (the "Note") in the original principal amount of Two Million Dollars ($2,000,000.00), payable interest only, paid quarterly in the first year; and equal, consecutive quarterly payments of principal, together with accrued interest thereon in the second, third and fourth year, bearing interest at the rate paid to Buyer's primary lender (fixed at closing based on estimated rate). If the "available to borrow" balance per the Buyer's banking arrangements with LaSalle Business Credit exceeds One Million, Four Hundred Thousand Dollars ($1,400,000.00), then Buyer shall pay the sum of One Hundred Sixty-six Thousand, Six Hundred Sixty-six and 66/100 Dollars ($166,667.00) on each of January 31, 2000, February 29, 2000 and March 31, 2000, reducing the balance of the Promissory
                  Note in reverse order of future payments due. The Promissory Note will be further reduced for the following:

                                (1)   If Buyer reduces hourly head count
                           below 284 employees within 180 days after Closing, the Company will reduce the Note for the costs of wage, benefits and severance (including three months medical insurance and any COBRA per employee) incurred during the ninety (90) day period immediately after closing for 40 or less employees terminated by Buyer. The number of employees to be reimbursed will be determined by the difference in the number of employees at the 180th day versus 284. The Note will be reduced as of the date such claim for reduction is submitted, in reverse order of future payments due.

                                (2)   For the 63 days after Closing, until
                           and through October 30, 1999, to the extent the Buyer does not attain $213,000 in favorable manufacturing variances, calculated on a basis consistent with past practice of the Company, then the principal balance of the Note shall be reduced by the shortfall up to the amount of $100,000, in reverse order of payments due. This adjustment shall be made as of October 30, 1999, and is subject to review and audit by the Company. The Note will not be adjusted if favorable variances for the period exceed $213,000.

                           The Note shall be subordinated to the Buyer's debt
                  to its lender, pursuant to subordination terms reasonably acceptable to

                  Company and its lender and shall grant a lien (junior to lender) on such assets as may be agreed.

                  5. Cash at Closing (Section 3.3(b)). Section 3.3(b) of the Original Agreement is amended and restated in its entirety as follows:

                         (b) Cash to Company. At the Closing, Buyer shall deliver to Company the Purchase Price, less Two Million Dollars ($2,000,000.00) in cash.

                  6. Termination Benefits (Section 6.4). Section 6.4 of the Original Agreement is hereby amended to begin the section with the following clause: "Except as provided in Section 6.7 hereof".

                  7. Severance Costs (New Section 6.7). The Original Agreement is hereby amended to add the following new Section 6.7:

                         6.7 Company's Reimbursement of Certain Severance Costs. In the event that the Buyer determines in its absolute discretion that business conditions require further reductions in force within 61 days following Closing, the Company will promptly reimburse the Buyer, in cash, all severance costs, including fringe benefits (e.g., medical COBRA, etc.) for employees severed after Closing but before the 61st day following Closing. The indemnification will be for no more than 42 employees and will apply only to the difference between the number of employees at Closing and
                  284. (This reimbursement obligation is separate and distinct from the provision in the Note relating to reduction of head count within 180 days after Closing. The provision in the Note relates to further potential head count below 284.

                  8. General Administrative Services (Section 7.11). The first sentence of Section 7.11 is hereby amended and restated in its entirety as follows:

                         7.11 Company and Shareholder will provide Buyer with the general and administrative transition services outlined on Schedule 7.11 at no cost for a period of nine (9) months following Closing and at a cost of $7,500 per week for the three (3) months or weekly portion thereof (months 10-12), if required by Buyer, and at the sole discretion of Buyer).

                  9.     Software (Section 7.12). The first sentence of Section
7.12 of the Original Agreement is amended and restated in its entirety as follows:

                         Seller agrees to use its reasonable good faith
                  efforts to make any of its software, either purchased or developed by the

                  Company, available to Buyer at no cost (or payments to Company), whether or not currently used at the Borden Plant, conditioned on Buyer negotiating, funding and making satisfactory arrangements with licensed software providers, if any).

                  10.    Closing (Article 13). The introductory sentence to
Article 13 is hereby amended and restated as follows:

                         The closing of this transaction (the "Closing") shall
                  take place at the offices of Hahn & Hessen, New York, New York, at noon on August 26, 1999, or at such other time and place as the parties hereto shall agree upon).

                  11.    Termination; Extension of Date (Section 14.1(b)).
Section 14.1(b) is hereby amended to substitute "August 31, 1999" for "July 16, 1999."

                  12. Reaffirmation. Except to the extent modified herein, all provisions of the Original Agreement shall remain in full force and effect. In consideration of and as a material inducement to the parties' execution and delivery of this Agreement, the parties hereby expressly reaffirm each and every covenant, undertaking, agreement, waiver and consent set forth in the Original Agreement to the same extent as if each and every of said covenants, agreements, undertakings, waivers and consents were fully set forth in this Agreement and made and entered into by the parties as of the date hereof, except as expressly modified by this Amendment.

                  13. Counterparts. This Amendment may be executed by the parties in separate counterparts, no one of which need be executed by all parties. This Amendment shall be effective when executed and delivered by all the parties. It may be delivered by telecopy.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                 CHIQUOLA FABRICS, LLC



                                 By: Marvin B. Fuller
                                    -----------------------------------------
                                    Its: CEO
                                        --------------------------------



                                 JPS CONVERTER & INDUSTRIAL CORP.



                                 By:  John W. Sanders, Jr.
                                    -----------------------------------------
                                    Its: VP
                                        --------------------------------



                                 JPS INDUSTRIES, INC.
                                 f/k/a JPS Textile Group, Inc.



                                 By: John W. Sanders, Jr.
                                    -----------------------------------------
                                    Its: EVP & CFO
                                        --------------------------------